EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces First Quarter 2012 Results

DALLAS, May 8, 2012 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy”) announced today its financial and operating results for the first quarter ended March 31, 2012.

Mid-Con Energy highlighted the following achievements for the first quarter 2012 and year-to-date:

•

Increased production 85% to 1,703 barrels of oil equivalent (Boe) per day in the first quarter of 2012 from 922 Boe per day in the first quarter of 2011. Additionally, production in the first quarter of 2012 increased 15% compared to the fourth quarter of 2011’s average of 1,481 Boe per day.

•	Increased Adjusted EBITDA 127% to $11.8 million in the first quarter of 2012 compared to $5.2 million in the first quarter of 2011. Adjusted EBITDA in the fourth quarter of 2011 was $6.0 million.

•	Executed first amendment to the credit agreement, increasing the borrowing base to $100 million from $75 million.

•

Increased percentage of estimated oil production from total proved reserves hedged in 2014 to 29%, compared to 7% at previous earnings call, both based on December 31, 2011 reserve report audited by Cawley, Gillespie & Associates, Inc.

•

Board of directors of general partner approved first full quarterly cash distribution of $0.475 per unit, $1.90 per unit on an annualized basis, payable May 14, 2012 to unitholders of record as of May 7, 2012.

The following table reflects certain operating and financial results for the first quarter of 2012, compared to the first quarter of 2011 and fourth quarter of 2011. Mid-Con Energy’s consolidated financial statements can be found in supplemental tables of this press release.

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
	($ in thousands)
Production:
Oil (MBbl)	150	76	130
Natural gas (MMcf)	31	44	38

Total (MBoe) (1)	155	83	136

Average net daily production (Boe/d) (1)	1,703	922	1,481
Revenues, excluding realized commodity derivatives	$15,507	$7,157	$11,989
Revenues, including realized commodity derivatives	$15,373	$7,073	$10,630
Net income (loss)	$1,662	$1,969	$(2,984)
Adjusted EBITDA (2)	$11,777	$5,200	$5,966
Distributable Cash Flow (2)	$10,098	n/a	$5,687

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

(2) Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

“We are pleased to report that in Mid-Con Energy’s first full quarter as a public entity, our production volumes and financial measures have grown in line with management’s expectations,” commented Craig George, Executive Chairman of the Board. “We also believe that increasing our hedged volumes and borrowing base further supports our commitment to better protect unitholder distributions and maintain financial flexibility to fund potential acquisitions.”

First Quarter 2012 Results

Production volumes for the first quarter of 2012 were 155 MBoe, or 1,703 Boe per day. In comparison, Mid-Con Energy’s production volumes for the first quarter of 2011 were 83 MBoe, or 922 Boe per day, and production volumes for the fourth quarter of 2011 were 136 MBoe, or 1,481 Boe per day. Growth in production has largely been the result of successful development programs in 2011. Mid-Con Energy continues to see favorable response from its waterflood units as it increases injection, leading to higher reservoir pressures and ultimately, gains in production.

Oil and natural gas sales, excluding the effect of realized commodity derivatives, were $15.5 million in the first quarter of 2012, representing a $8.3 million increase from $7.2 million in the first quarter of 2011.

Cash settlements paid for realized commodity derivatives during the first quarter of 2012 totaled $0.1 million, essentially flat to $0.1 million paid during the first quarter of 2011.

Lease operating expenses, which included ad valorem taxes, were $1.9 million, or $12.56 per Boe, in the first quarter of 2012, compared to $1.6 million, or $19.78 per Boe, in the first quarter of 2011. While lease operating expenses and the number of producing wells increased in the aggregate, higher production from these wells yielded a lower lease operating expense per Boe.

Production taxes were $0.7 million in the first quarter of 2012, compared to $0.3 million in the first quarter of 2011. This represented an effective tax rate of 4.3% for each period.

General and administrative expenses were $3.6 million in the first quarter of 2012, compared to $0.1 million in the first quarter of 2011, primarily due to (i) $2.6 million in equity-based compensation expense related to the award of units through the long-term incentive program (“LTIP”) in January 2012, (ii) higher professional fees necessary to comply with public reporting requirements and (iii) incremental costs related to the hiring of additional staff.

Adjusted EBITDA for the first quarter of 2012 was $11.8 million, compared to $5.2 million in the first quarter of 2011. Less $0.3 million in cash interest expense and $1.3 million in estimated maintenance capital expenditures, Distributable Cash Flow for the first quarter of 2012 was $10.1 million.

Mid-Con Energy will report net income of $1.7 million, or $0.09 per limited partner unit, during the first quarter of 2012. This includes $4.8 million of unrealized losses from commodity derivatives. In comparison, net income during the first quarter of 2011 was $2.0 million, or $0.11 per limited partner unit, and included $1.2 million of unrealized losses from commodity derivatives.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce its exposure to fluctuations in the price of oil. Mid-Con Energy’s commodity derivatives are primarily designed to provide a fixed price (swaps) or range of prices between a price floor and a price ceiling (collars) that it receives. The following table reflects the volumes of Mid-Con Energy’s production covered by commodity derivative contracts and the average prices at which the associated production is hedged:

	Apr-Dec 2012	2013	2014
Oil Derivative Contracts:
Swap Contracts:
Volume (Bbls/d)	1,211	1,118	658
Weighted Average NYMEX-WTI price per Bbl	$101.85	$100.30	$97.87
Put/Call Option Contracts (Collars):
Volume (Bbls/d)	196	197	—
Weighted Average NYMEX-WTI price per Bbl	$100 – $117	$100 – $111	—
% of Estimated Oil Production Hedged (1)	74.7%	60.5%	28.5%

(1) Based on total proved reserves reflected in December 31, 2011 reserve reported audited by Cawley, Gillespie & Associates.

Liquidity Update

As of March 31, 2012, Mid-Con Energy’s liquidity of $38.6 million consisted of $5.6 million in cash and cash equivalents and $33.0 million of available borrowings under Mid-Con Energy’s secured revolving credit facility, which had a borrowing base of $75.0 million at quarter end.

Subsequently, on April 23, 2012, the borrowing base was increased to $100.0 million from $75.0 million, a 33% increase, under the existing $250.0 million secured revolving credit facility. Wells Fargo Bank, N.A. joined the lender group as a participant with this increase.

Cash Distributions

As announced on April 26, 2012, the board of directors of Mid-Con Energy’s general partner approved a cash distribution of $0.475 per unit for the first quarter of 2012, or $1.90 per unit on an annualized basis. The distribution will be payable May 14, 2012 to unitholders of record as of May 7, 2012.

Quarterly Report on Form 10-Q

Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s March 31, 2012 Quarterly Report on Form 10-Q, which will be filed on or before May 14, 2012.

Conference Call

Mid-Con Energy’s management will host a conference call on Wednesday, May 9, 2012 at 10:00 a.m. EDT (9:00 a.m. CDT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 74672565) at least five minutes prior to the scheduled start time of the call, or via webcast through the investor relations section of the Mid-Con Energy website at http://www.midconenergypartners.com.

A replay of the conference call will be available through May 16, 2012 by dialing 1-855-859-2056 (Conference ID: 74672565). Also, a webcast archive will be made available at http://www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission available at http://www.midconenergypartners.com or http://www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and other SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,607	$228
Accounts receivable:
Oil and gas sales	5,497	5,018
Other accounts receivable	—	2,405
Derivative financial instruments	—	1,028
Prepaids and other	50	25

Total current assets	11,154	8,704

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	98,843	97,269
Accumulated depletion, depreciation and amortization	(13,715)	(11,403)

Total property and equipment, net	85,128	85,866

OTHER ASSETS	509	536
DERIVATIVE FINANCIAL INSTRUMENTS	—	1,505

Total assets	$96,791	$96,611

LIABILITIES AND OWNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,160	$4,575
Accrued liabilities	581	138
Other payables	—	1,630
Derivative financial instruments	1,265	—

Total current liabilities	5,006	6,343

DERIVATIVE FINANCIAL INSTRUMENTS	975	—

LONG-TERM DEBT	42,000	45,000

ASSET RETIREMENT OBLIGATIONS	2,181	1,919

EQUITY, per accompanying statements:
Partnership equity
General partner	1,364	1,299
Limited partners – 17,789,561 units and 17,640,000 units issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	45,265	42,050

Total equity	46,629	43,349

Total liabilities and equity	$96,791	$96,611

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except per unit data)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Oil sales	$15,336	$6,811
Natural gas sales	171	346
Realized loss on derivatives, net	(134)	(84)
Unrealized loss on derivatives, net	(4,773)	(1,152)

Total Revenues	10,600	5,921

Operating costs and expenses:
Lease operating expenses	1,947	1,642
Oil and gas production taxes	671	310
Dry holes and abandonments of unproved properties	—	513
Depreciation, depletion and amortization	2,312	1,525
Accretion of discount on asset retirement obligations	27	—
General and administrative (including non-cash equity-based compensation of $2,652 and $0 for the three months ended March 31, 2012 and 2011, respectively)	3,630	149

Total operating costs and expenses	8,587	4,139

Income from operations	2,013	1,782

Other income (expense):
Interest income and other	2	29
Interest expense	(353)	(75)
Gain on sale of assets	—	5
Other revenue and expenses, net	—	228

Total other income (expense)	(351)	187

Net income	$1,662	$1,969

Computation of net income per limited partner unit:
General partners’ interest in net income	$33	$39

Limited partners’ interest in net income	$1,629	$1,930

Net income per limited partner unit (basic and diluted)	$0.09	$0.11
Weighted average limited partner units outstanding:
(basic and diluted)	17,790	17,640

Mid-Con Energy Partners, LP and subsidiaries

Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$1,662	$1,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,312	1,525
Debt placement fee amortization	27	—
Accretion of discount on asset retirement obligations	27	—
Dry holes and abandonments of unproved properties	—	513
Unrealized loss on derivative instruments, net	4,773	1,152
Gain on sale of assets	—	(5)
Equity-based compensation	2,652	—
Changes in operating assets and liabilities:
Accounts receivable	(479)	(1,630)
Other current assets	2,379	59
Accounts payable and accrued liabilities	706	(1,118)
Revenue payable	—	43
Advance billings and other	—	366

Net cash provided by operating activities	14,059	2,874

Cash Flows from Investing Activities:
Additions to oil and gas properties	(4,646)	(5,852)
Additions to other property and equipment	—	(168)
Acquisitions of oil and natural gas properties	—	(305)
Proceeds from sale of other property and equipment	—	5

Net cash used in investing activities	(4,646)	(6,320)

Cash Flows from Financing Activities:
Proceeds from line of credit	—	3,750
Payments on line of credit	(3,000)	—
Borrowings on note payable	—	400
Payments on note payable	—	(28)
Distributions paid	(1,034)	—
Repurchase of common units	—	(1)

Net cash (used in) provided by financing activities	(4,034)	4,121

Net increase in cash and cash equivalents	5,379	675
Beginning cash and cash equivalents	228	222

Ending cash and cash equivalents	$5,607	$897

Supplemental Cash Flow Information:
Cash paid for interest	$340	$68

Non-Cash Investing and Financing Activities
Accrued capital expenditures—oil and gas properties	$19	$2,466

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;

Less:

•	Interest income;

•	Unrealized gains on commodity derivative contracts; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

Three Months Ended
March 31,
2012
Net income	$1,662
Interest expense (1)	353
Depreciation, depletion and amortization	2,312
Accretion of discount on asset retirement obligations	27
Unrealized (gain) loss on derivatives, net	4,773
Equity-based compensation	2,652
Interest income	(2)

Adjusted EBITDA	$11,777

Less:
Cash interest expense	$340
Estimated maintenance capital expenditures	1,339

Distributable Cash Flow	$10,098

(1) Interest expense for the three months ended March 31, 2012 includes non-cash debt placement fee amortization of approximately $27 thousand.

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972)479-5984

mlewis@midcon-energy.com